Exhibit 99

US AIRWAYS REPORTS MAY TRAFFIC

ARLINGTON, Va., June 3, 2004 -- US Airways reported its May 2004 passenger traffic today.

     Mainline revenue passenger miles for May 2004 increased 7.6 percent on a 4.9 percent increase in available seat miles compared to May 2003. The passenger load factor was 75.4 percent, which is a 1.9 percentage point increase compared to May 2003.

     For the first five months of 2004, mainline revenue passenger miles increased 10.7 percent on a 6.1 percent increase in available seat miles compared to the same period in 2003. The passenger load factor for the first five months of 2004 was 73.2 percent, a 3.0 percentage point increase compared to the same period in 2003.

     The three wholly owned subsidiaries of US Airways Group, Inc. -- Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc.-- along with MidAtlantic Airways, reported an 43.0 percent increase in revenue passenger miles for May 2004 on 25.6 percent more capacity compared to May 2003. The passenger load factor was 61.8 percent, a 7.5 percentage point increase compared to May 2003.

     For the first five months of 2004, revenue passenger miles for the three wholly owned US Airways Express carriers and MidAtlantic increased 17.5 percent on a 6.9 percent increase in available seat miles compared to the first five months of 2003. The passenger load factor for the first five months of the year was 55.8 percent, a 5.0 percentage point increase compared to the same period in 2003.

     Mainline system passenger unit revenue for May 2004 is expected to decrease between 3.0 percent and 4.0 percent compared to May 2003.

     US Airways ended the month of May by completing 99.3 percent of its scheduled departures.

Certain of the statements contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the current views of US Airways Group, Inc. (US Airways Group or the company) with respect to current events and financial performance. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "could," "should," and "continue" or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to implement its transformation plan absent a judicial restructuring; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing availability and costs; aviation fuel costs; security-related and insurance costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low-cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war and the Iraqi occupation; other acts of war or terrorism; ongoing market acceptance of the company's new Class A Common Stock; and other risks and uncertainties listed from time to time in the company's reports to the SEC. There may be other factors not identified above of which the company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	May 2004	May 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,476,678	2,453,725	0.9
International*	981,142	760,166	29.1
Total - Scheduled Service	3,457,820	3,213,891	7.6
Total (Including Charter)	3,457,820	3,223,191	7.3

Available Seat Miles (000):
Domestic*	3,273,484	3,369,683	(2.9)
International*	1,311,402	1,003,008	30.7
Total - Scheduled Service	4,584,886	4,372,690	4.9
Total (Including Charter)	4,584,886	4,388,081	4.5

Passengers Boarded*	3,568,063	3,625,206	(1.6)
System Load Factor*	75.4	73.5	1.9
Average Passenger Journey*	969.1	886.5	9.3

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

US AIRWAYS, INC.
YEAR-TO-DATE 2004

	Jan.-May 2004	Jan.-May 2003	Percent Change

Revenue Passenger Miles (000):
Domestic*	11,919,286	11,239,160	6.1
International*	4,138,137	3,265,854	26.7
Total - Scheduled Service	16,057,423	14,505,014	10.7
Total (Including Charter)	16,058,512	14,556,098	10.3

Available Seat Miles (000):
Domestic*	16,450,992	16,157,654	1.8
International*	5,481,803	4,508,797	21.6
Total - Scheduled Service	21,932,796	20,666,452	6.1
Total (Including Charter)	21,935,332	20,748,308	5.7

Passengers Boarded*	17,212,009	16,586,612	3.8
System Load Factor*	73.2	70.2	3.0
Average Passenger Journey*	932.9	874.5	6.7

* scheduled service

NOTE:     Numbers may not add or calculate due to rounding

US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	May 2004	May 2003	Percent Change
Revenue Passenger Miles (000)	161,743	113,113	43.0
Available Seat Miles (000)	261,863	208,506	25.6
Passengers Boarded*	615,287	518,465	18.7
System Load Factor*	61.8	54.2	7.5
Average Passenger Journey	262.9	218.2	20.5

US AIRWAYS EXPRESS**
YEAR-TO-DATE 2004

	Jan.-May 2004	Jan.-May 2003	Percent Change
Revenue Passenger Miles (000)	603,461	513,396	17.5
Available Seat Miles (000)	1,081,183	1,011,082	6.9
Passengers Boarded*	2,514,690	2,321,236	8.3
System Load Factor*	55.8	50.8	5.0
Average Passenger Journey	240.0	221.2	8.5

*scheduled service
** Allegheny Airlines, Inc., Piedmont Airlines, Inc., PSA Airlines, Inc., and the MidAtlantic Airways division of US Airways

NOTE:     Numbers may not add or calculate due to rounding

NUMBER: 4746